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                                                                       Exhibit 3


Citigroup Global Markets Inc.                                23 November 2005
390 Greenwich Street, 5th Floor
New York, New York 10013



Ladies and Gentlemen:

NOTICE OF TERMINATION

We refer to the Account Control Agreement (the "CONTROL AGREEMENT") between yourselves as Intermediary, ourselves as Trustee for the Secured Parties and Sea Containers Limited as Debtor, dated as of December 22,2003 relating to account numbered 748-01175-1-9-473 and in the name of the Debtor (the "ACCOUNT"). Capitalized defined terms used herein and not otherwise defined shall have the meanings given to them in the Control Agreement.

This letter constitutes a notice of termination of the Account Control Agreement and of any security interest in the Account as of the date hereof. We no longer have any right to make withdrawals from the Account, to issue entitlement orders concerning the Account or to issue instructions directing disposition of income, principal or other proceeds of securities in the Account.

Please acknowledge receipt of this letter by countersigning below and returning a copy to us.

                                       Very truly yours,

                                       CITICORP TRUSTEE COMPANY LIMITED

                                       By:
                                           -----------------------------------
                                           Name:
                                           Title:

Acknowledged:

CITIGROUP GLOBAL MARKETS INC.

By:
    -----------------------------------
    Name:
    Title:

SEA CONTAINERS LIMITED

By:
    -----------------------------------
    Name:
    Title: